ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

The Blackhawk Fund

2. Description of the original document for which correction is being made:

Certificate of Amendment to Articles of Incorporation

3. Filing date of the original document for which correction is being made: March 3, 2008

4. Description of the inaccuracy or defect.

The Certificate of Amendment to Articles of Incorporation filed on March 3, 2008 was inadvertently filed with the Nevada Secretary of State.

5. Correction of the inaccuracy or defect.

The Amendments set forth in the Certificate of Amendment to Articles of Incorporation filed on March 3, 2008 is rescinded and revoked in its entirety.

6. Signature:

X [signature]

Authorized Signature	Title *	Date
[signature]	President	April 24, 2008

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.